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                                                                 EXHIBIT 10b(ii)


Description of Amendments, effective January 1, 1998, to Bell Atlantic Senior Management Long Term Disability Plan (formerly known as the Bell Atlantic Senior Management Long-Term Disability and Survivor Protection Plan)


Effective January 1, 1998, the Human Resources Committee of the Board of Directors of Bell Atlantic amended the Bell Atlantic Senior Management Long Term Disability Plan (the "Plan"), as follows:

1. The Plan exclusively covers members of the "Senior Management" of Bell Atlantic and its affiliated companies, including without limitation those Senior Managers who were formerly employed by NYNEX Corporation and its subsidiaries who formerly participated in the NYNEX Senior Management Long Term Disability and Survivor Protection Plan, and that NYNEX plan was then terminated with respect to coverage of active employees. As of December 31, 1997, the Plan ceases to cover other executives who do not have the status of Senior Manager.

2. The Plan provides a short term disability ("STD") benefit equal to 100 percent of base salary for up to 26 weeks, offset by any other STD benefits paid by any other employer-sponsored STD plan, and offset by Workers Compensation benefits.

3. If the Senior Manager continues to be disabled after exhausting 26 weeks of STD benefits, the Plan provides a long term disability ("LTD") benefit equal to 60 percent of pay (where "pay" means the sum of base salary plus the short term incentive), offset by the company-paid 50 percent benefit under the LTD plan applicable to management employees, and further offset by Workers Compensation, other publicly funded disability benefits, and other sources of income as determined by the Plan administrator. The maximum annual benefit shall be $420,000 per annum.

4. The Human Resources Committee delegated to the Executive Vice President -- Human Resources of Bell Atlantic the authority to adopt and administer such other terms and conditions as that officer may approve from time to time.